Exhibit 10.34

AMENDMENT TO THE

CACI INTERNATIONAL INC

MANAGEMENT STOCK PURCHASE PLAN

Pursuant to the powers of amendment reserved under Section 9 of the CACI International Inc Management Stock Purchase Plan (the “Plan”) as amended and restated effective as of August 13, 2008, said Plan shall be and the same is hereby amended by CACI International Inc (the “Employer”), effective as of June 23, 2010 as follows:

FIRST CHANGE

The definitions of Change in Control contained in Section 2, subparagraphs (iii) and (iv), are hereby deleted in their entirety and replaced with the following:

(iii)	the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)	the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v)	the approval by the stockholders of a complete liquidation of the Company.

SECOND CHANGE

The final sentence of Section 6(a)(i) is hereby amended to read as follows:

A Participant shall also become fully vested in each RSU credited in connection with an elective or mandatory Bonus deferral in the event of (1) the Participant’s death while still employed by the Company, (2) the Participant’s Disability while still employed by the Company, or (3) a termination of employment or service within twenty-four (24) months following a Change in Control.

THIRD CHANGE

The third sentence of Section 6(a)(ii) is hereby amended to read as follows:

Notwithstanding the forgoing limitation, such Award may provide for full vesting upon a termination of employment or service following a Change in Control, death, Disability or, except in the case of a 162(m) Award, retirement (on or after age 65).

FOURTH CHANGE

The second sentence of Section 8(b) is hereby amended to read as follows:

In the event of a Change in Control, all non-vested RSUs shall become fully vested upon a termination of employment or service within twenty-four (24) months following the Change in Control. In addition, the Committee, in its sole discretion may, as to any outstanding RSUs, make such substitution or adjustment in the aggregate number of shares available for issuance under the Plan and the number of shares subject to such RSUs as it may determine on an equitable basis and as may be permitted by the terms of such transaction, or terminate such RSUs upon such terms and conditions as it shall provide.

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed this 23rd day of June, 2010.

CACI INTERNATIONAL INC

By:	/s/ Arnold D. Morse

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